Exhibit 10.7

EXECUTION VERSION

SIMULTANEOUS EXCHANGE AGREEMENT

between

COBALT INTERNATIONAL ENERGY, L.P.

and

TOTAL E&P USA, INC.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	OBLIGATION WELL PROGRAM DESCRIPTION; DRILLING COSTS AND ADDITIONAL PAYMENTS; DRILLING RIG	12

2.01	Joint Participation	12
2.02	Drilling Costs and Additional Payments	12
2.03	DD-1	16
2.04	Second Rig	16
2.05	Replacement Rig	17

ARTICLE 3	EXCHANGE OF ASSETS; CONDITIONS TO CLOSING; CLOSING; ADDITIONAL PAYMENT	17

3.01	Exchange of Assets	17
3.02	Conditions to Total’s Obligations at Closing	18
3.03	Conditions to Cobalt’s Obligations at Closing	18
3.04	Closing	18
3.05	Total’s Obligations at Closing	19
3.06	Cobalt’s Obligations at Closing	19
3.07	Contractual Special Warranty	20
3.08	Additional Payment	20

ARTICLE 4	CERTAIN COVENANTS	20

4.01	Prohibited Action	20
4.02	Required Conduct	21

ARTICLE 5	TERM	23

5.01	Term	23
5.02	Event of Default	23
5.03	Effect of Termination	23

ARTICLE 6	RELATIONSHIP OF PARTIES; TAX MATTERS	24

6.01	Relationship of the Parties	24
6.02	Tax Partnership; Tax Treatment	24
6.03	Responsibility for Taxes	25
6.04	Confidentiality	25

ARTICLE 7	MISCELLANEOUS	26

7.01	Public Announcements	26
7.02	Total Representations	26
7.03	Cobalt Representations	29
7.04	No Preferential Purchase or Title Representations	32
7.05	Survival of Representations and Warranties	33
7.06	Assumption of Liabilities	33

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7.07	Notices	33
7.08	Further Assurances	34
7.09	No Waiver	34
7.10	Waiver of Certain Damages	34
7.11	Construction	34
7.12	Entire Agreement	35
7.13	Severability	35
7.14	Binding Effect	35
7.15	GOVERNING LAW	35
7.16	Dispute Resolution	35
7.17	Disclaimer	35
7.18	Drafting of Agreement	36
7.19	Multiple Originals	36

EXHIBITS

Exhibit A	Obligation Wells
Exhibit B	Form of Operating Agreement
Exhibit C	Drilling Rigs
Exhibit D	Pre-Agreement Cobalt Interests
Exhibit E	Pre-Agreement Total Interests
Exhibit F	Total Excluded Interests
Exhibit G	Sonangol Blocks
Exhibit H	Form of Assignment
Exhibit I	Dispute Resolution-Arbitration
Exhibit J	Press Releases
Exhibit K	Tax Partnership Agreement

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SIMULTANEOUS EXCHANGE AGREEMENT

This Simultaneous Exchange Agreement is made and entered into effective this 6th day of April, 2009 (the “Effective Date”) by and between Cobalt International Energy, L.P., a Delaware limited partnership (“Cobalt”), and TOTAL E&P USA, INC., a Delaware corporation (“Total”).

W I T N E S S E T H :

WHEREAS, Total desires (i) to participate with Cobalt in the Obligation Well Program (as defined below) and (ii) to exchange an interest in the Pre-Agreement Total Interests (as defined below) for an interest in the Pre-Agreement Cobalt Interests (as defined below), all in the manner described in this Agreement (as defined below) and subject to the provisions hereof; and

WHEREAS, Cobalt desires (i) to participate with Total in the Obligation Well Program, (ii) to have Total deliver the DD-1 (as defined below) to the Delivery Location (as defined below) before July 1, 2009 to drill the Obligation Well Program and (iii) to exchange an interest in the Pre-Agreement Cobalt Interests for an interest in the Pre-Agreement Total Interests, all in the manner described in this Agreement and subject to the provisions hereof;

NOW THEREFORE, in consideration of the premises and the mutual benefits and obligations set forth herein, Cobalt and Total hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following terms when used in this Agreement or any exhibit hereto shall have the following meanings:

“Additional Payment” has the meaning provided such term in Section 3.08.

“Adriatic Prospect” means Green Canyon Blocks 587, 588, 589 (SW/4; W/2 SE/4 only), 632, 631, 633, 675, 676, 677, 719, 720 and 721.

“Affiliate” means any Person that:

(a)                                  is owned or controlled by a Party;

(b)                                 is owned or controlled by any other Person that is owned or controlled by a Party;

(c)                                  owns or controls a Party; or

(d)                                 is owned or controlled by any Person that owns or controls a Party.

For the purposes of this definition, ownership or control means (i) the ownership or control, directly or indirectly, of fifty percent (50%) or more of the shares,

voting rights, or interest (or similar rights to direct the management and policies of) in any Person and (ii) the general partner in any limited partnership. Notwithstanding the foregoing, no private equity fund or its affiliate will be deemed to be an “Affiliate” as long as such private equity fund is not a private equity fund (x) controlled by a Person whose primary business is oil and gas operations or (y) qualified by the Minerals Management Service to hold oil and gas leases in the Gulf of Mexico. For the avoidance of doubt, as of the Effective Date, none of the current limited partners of Cobalt are controlled by a Person whose primary business is oil and gas operations.

“Agreement” means this Simultaneous Exchange Agreement, as amended from time to time.

“Agreement Term” has the meaning provided such term in Section 5.01.

“Assignment” means the form of assignment, substantially attached hereto as Exhibit H.

“Authorization for Expenditure” or “AFE” has the meaning provided in the applicable Operating Agreement.

“BHP Billiton” means BHP Billiton Petroleum (Americas) Inc., a Delaware corporation.

“BHP Block” means Green Canyon Block 187.

“BHP Interest” means 50% of all of the oil and gas leasehold interests held by Cobalt or any of its Affiliates as of the Effective Date with respect to the Lease covering the BHP Block.

“BHP/Cobalt Block” means Green Canyon Block 233.

“BHP/Cobalt Interest” means 50% of all of the oil and gas leasehold interests with respect to the Lease covering the BHP/Cobalt Block.

“business day” means a day other than a Saturday, a Sunday, a federal holiday or a day on which commercial banks in the jurisdiction of receipt are authorized by law to close.

“Carried Obligation Well Costs” has the meaning provided such term in Section 2.02(b).

“Carried Non-Obligation Costs” has the meaning provided such term in Section 2.02(c).

“Catalan Prospect” means Walker Ridge Blocks 46, 89, 90 133 and 134 and Keathley Canyon Blocks 85, 129 and 173.

“Change of Control” means the acquisition (whether through one or more transactions), directly or indirectly through one or more Affiliates, of more than 50% of the voting interests (or similar rights granting the acquiring entity power to direct the activities or operations of a Party) in a Party.

“Closing” has the meaning provided such term in Section 3.04.

“Closing Date” has the meaning provided such term in Section 3.04.

“Cobalt” has the meaning set forth in the opening paragraph of this Agreement.

“Cobalt Excluded Interests” means all of the oil and gas leasehold interests held by Cobalt or any of its Affiliates with respect to the Leases covering Walker Ridge Blocks 8, 51 and 52 (the Shenandoah prospect) and Green Canyon Blocks 816, 859, 860 and 903 (the Heidelberg prospect), the Sonangol Interest, BHP Interest, the Nexen Interest and the Kispiox/Caspian Interest.

“Cobalt’s Acquired Interests” means an undivided 60% of all of Total’s rights, title and interests in, to and under or derived from the following: (i) the Pre-Agreement Total Interests and the production of oil, gas or other hydrocarbon substances attributable thereto, (ii) all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having jurisdiction) to the extent they relate to the Pre-Agreement Total Interests, or the production of oil, gas or other hydrocarbon substances attributable thereto and (iii) all contracts to the extent and only to the extent that they relate to the Pre-Agreement Total Interests, or the production of oil, gas or other hydrocarbon substances attributable thereto; provided that with respect to the Pre-Agreement Total Interests relating to the Kispiox/Caspian Interest the properties and interests described under the foregoing subsections (i) through (iii) shall relate to only 20% of all of Total’s rights, title and interests; provided further that with respect to the Pre-Agreement Total Interests relating to Keathley Canyon Block 129 the properties and interests described under the foregoing subsections (i) through (iii) shall relate to only 40% of all of Total’s rights, title and interests.

“Code” means the Internal Revenue Code of 1986, as amended and in effect on the date hereof and, to the extent applicable, as subsequently amended.

“Cost Recovery Payment” has the meaning provided such term in Section 2.03(b).

“DD-1” means Transocean’s GSF Development Driller 1 drilling rig.

“Defensible Title” means such title of the assigning Party that, subject to and except for the Permitted Encumbrances:

(a)                                  with respect to any Lease:

(i)                                     entitles such Party to receive not less than the percentage set forth in Exhibit D or Exhibit E, as applicable, as the net revenue interest for such Leases of all hydrocarbons produced, saved and marketed from such Lease, except (A) as set forth in Exhibit D or Exhibit E, as applicable, (B) decreases in connection with those operations in which such Party may from and after the date of this Agreement be a non-consenting co-owner and (C) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement;

(ii)                                obligates such Party to bear a percentage of the costs and expenses relating to the maintenance, development and operation of each Lease not greater than the working interest for such Lease (shown in Exhibit D or Exhibit E, as applicable), except (A) as set forth in Exhibit D or Exhibit E, as applicable, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (C) increases to the extent that they are accompanied by a proportionate increase in such Party’s corresponding net revenue interest (set forth in Exhibit D or Exhibit E, as applicable); and

(b)                               is free and clear of all material liens and encumbrances.

“Delivery Location” means, with respect to the DD-1, one (1) mile from its previous location, and with respect to the Second Rig, if the Second Rig is being mobilized from a location outside of the Gulf of Mexico, one (1) mile from the location of the next Obligation Well that has not already been drilled, or if the Second Rig is being mobilized from a location within the Gulf of Mexico, one (1) mile from its previous location.

“Discovery” has the meaning provided such term in Section 2.02(d).

“Dollars” and “$” means the lawful currency of the United States of America.

“Drill Ready” means ready, willing and able to begin drilling the Initial Obligation Well or, if the Initial Obligation Well has been drilled, the next Obligation Well that has not already been drilled, including having necessary drilling permits, equipment, offshore support vessels, company representatives and supervisory personnel (including HSSE personnel), fungibles and other supplies necessary for compliance with all Laws and good oilfield practices, except to the extent any of the foregoing should have been provided to Cobalt pursuant to the terms of the rig contract and rig assignment applicable to the applicable drilling rig upon delivery.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Encumbrance” means any interest (including any security interest), charge, pledge, mortgage, prohibition, restriction, lien, charge, claim of any nature whatsoever or other right or interest of third parties (including any purchase option, call, right of first refusal, or similar rights).

“ENSCO 8503” means a new-build, dynamic-position, semi-submersible drilling rig named ENSCO 8503.

“Environmental Laws” means all Laws and any permits and Governmental Orders issued under such Laws that are applicable to either the Pre-Agreement Cobalt Interests or the Pre-Agreement Total Interests that relate to (a) the control of any potential pollutant, (b) protection of the air, water, land or natural resources, (c) solid, gaseous or liquid waste generation, handling, remediation, treatment, storage, disposal or transportation or (d) exposure to hazardous, toxic or other substances alleged to be harmful, including any record keeping, notification, disclosure or reporting with respect to such matters.

“Event of Default” means (a) with respect to Total one or more of the following:

(i)                                     a default by Total in the observance or performance in any material respect of any of the material obligations of Total hereunder (other than its obligations under any Operating Agreement) with such default continuing for thirty (30) days (or five (5) business days in the case of failure to pay money) after written notice is received by Total from Cobalt specifying the default and demanding that the same be remedied;

(ii)                                  an entry of a decree or order which remains in force, undischarged or unstayed for sixty (60) days relating to Total by a court having jurisdiction (A) granting relief under Title 11 of the United States Code; (B) approving as properly filed a petition seeking reorganization of Total under Title 11 of the United States Code, or any other state or federal law; (C) for the appointment of a receiver or liquidator or trustee in bankruptcy or insolvency of Total or of the property of Total; (D) appointing a custodian, trustee, receiver or agent with authorization to take charge of a material portion of the property of Total for the purpose of enforcing a lien against such property; or (E) for the winding up or liquidation of the affairs of Total; or

(iii)                               Total having taken any of the following actions: (A) instituting proceedings or consenting to the institution of proceedings under any state or federal law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, including specifically Title 11 of the United States Code; (B) consenting to the appointment of a receiver, liquidator or trustee in bankruptcy or other insolvency proceedings of it or of its property or any substantial portion of its property; (C) procuring, permitting or suffering the appointment of a custodian, trustee, receiver or agent with authorization to take charge of a material portion of its property or for the purposes of enforcing a lien against such property; (D) making an assignment for the benefit of creditors, or admitting it is generally not able to pay its debts as they become due; or (E) failing to pay its material debts as they become due.

(b)                                 with respect to Cobalt one or more of the following:

(i)                                     a default by Cobalt in the observance or performance in any material respect of any of the material obligations of Cobalt hereunder (other than its obligations under any Operating Agreement) with such default continuing for thirty (30) days (or five (5) business days in the case of failure to pay money) after written notice is received by Cobalt from Total specifying the default and demanding that the same be remedied;

(ii)                                  an entry of a decree or order which remains in force, undischarged or unstayed for sixty (60) days relating to Cobalt by a court having jurisdiction (A) granting relief under Title 11 of the United States Code; (B) approving as properly filed a petition seeking reorganization of Cobalt under Title 11 of the United States Code, or any other state or federal law; (C) for the appointment of a receiver or liquidator or trustee in bankruptcy or insolvency of Cobalt or of the property of Cobalt; (D) appointing a custodian, trustee, receiver or agent with authorization to take charge of a material portion of the property of Cobalt for the purpose of enforcing a lien against such property; or (E) for the winding up or liquidation of the affairs of Cobalt; or

(iii)                               Cobalt having taken any of the following actions: (A) instituting proceedings or consenting to the institution of proceedings under any state or federal law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, including specifically Title 11 of the United States Code; (B) consenting to the appointment of a receiver, liquidator or trustee in bankruptcy or other insolvency proceedings of it or of its property or any substantial portion of its property; (C) procuring, permitting or suffering the appointment of a custodian, trustee, receiver or agent with authorization to take charge of a material portion of its property or for the purposes of enforcing a lien against such property; (D) making an assignment for the benefit of creditors, or admitting it is generally not able to pay its debts as they become due; or (E) failing to pay its material debts as they become due.

“Firefox Prospect” means Green Canyon Blocks 772, 773, 774, 816, 817, 818, 860, 861 and 862.

“Force Majeure” means hurricanes, tornadoes, lightning, severe storms, loop and eddy currents, rough seas, earthquakes, or other acts of God, strike, lockout, or other industrial disturbance, acts of the public enemy, sabotage, terrorism, riots, war, blockade, explosion, governmental action, governmental delay, restraint or inaction, unanticipated mechanical break-down, unavailability of labor, goods, transportation or equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

“Form JOA” means a joint operating agreement in the same form as the operating agreement attached hereto as Exhibit B.

“Governmental Authority” means any federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body, foreign or domestic, including the MMS and those of the United States of America and of the jurisdictions where either Party hereto is domiciled and organized. Governmental Authority shall include any arbitrator or arbitral body, whether established under Law or by private agreement.

“Governmental Order” means any order, writ, rule, ruling, judgment, injunction, decree, stipulation, determination, award, directive or other official act issued by any Governmental Authority.

“include” and “including” mean without limitation.

“Initial Amount” means One Hundred Ninety-Seven Million One Hundred Seventy-Seven Thousand Dollars ($197,177,000).

“Initial Obligation Well” means the first well identified in Exhibit A.

“Jack Ryan” means Transocean’s GSF Jack Ryan drilling rig.

“Joint Lease” means any Lease in which both Cobalt and Total own an undivided interest, as of or after the Effective Date.

“Kispiox/Caspian Interest” means Garden Banks Blocks 495, 496, 539, 545, 589, 590, 591, 633, 634, 635, 722 and 853.

“Law” means any applicable statute, law (including civil and common law and principles of equity), ordinance, regulation, rule, code or other similar official act of or by any Governmental Authority.

“Lease” means any Outer Continental Shelf of the Gulf of Mexico federal oil and gas lease (or portion thereof).

“Ligurian Prospect” means Green Canyon Blocks 813, 814, 858 and 902.

“Lynx Prospect” means Keathley Canyon Blocks 129 and 173 and Walker Ridge Blocks 89, 90, 133 and 134.

“Material Contract” means as to Cobalt, any of the following agreements, contracts, commitments, arrangements and other understandings, together with all amendments and/or side agreements thereto, to or by which Total’s Acquired Interests will be bound after Closing, and as to Total, any of the following agreements, contracts, commitments, arrangements and other understandings, together with all amendments and/or side agreements thereto, to or by which Cobalt’s Acquired Interests will be bound after Closing: (i) agreements for the dedication, gathering, balancing, storage, sale, hedging, or option to purchase or call upon, or transportation of hydrocarbons, except those which can be terminated by a Party upon 30 days’ notice or less, without penalty, (ii) operating, unitization, pooling, development, facilities construction, equipment purchase or other similar contracts, (iii) agreements for the lending or borrowing of money or guarantees for borrowed money which create an Encumbrance on a Lease owned by such Party, (iv) areas of mutual interest and areas of mutual interest agreements Cobalt is obligated to negotiate or enter into pursuant to existing agreements, (v) drilling or other service contracts or (vi) joint bidding agreements.

“MMS” means the Minerals Management Service.

“Newfield” means Newfield Exploration Company.

“Newfield Agreement” means that certain Agreement governing the Lyell Prospect made and entered into effective the 1st day of July, 2006 between Newfield and Cobalt, as amended.

“Nexen Interest” means Garden Banks Blocks 457, 502, 503, 517, 518, 544, 647, 648, 823, 865, 866, 867 and 870 and Keathley Canyon Blocks 110, 302, 330, 346, 347, 420 and 655.

“Non-Operated Obligation Well” has the meaning provided such term in Section 2.01.

“Non-Obligation Well Carry” has the meaning provided such term in Section 2.02(c).

“Obligation Well Carry” has the meaning provided such term in Section 2.02(b).

“Obligation Well Program” has the meaning provided such term in Section 2.01.

“Obligation Well Program Term” means the period of time from the date the Initial Obligation Well is spudded to the date the applicable drilling rig is released from the final Obligation Well.

“Obligation Wells” means the five (5) exploratory wells identified on Exhibit A.

“Operating Agreement” means the Form JOA or, if applicable, any Third Party Operating Agreement.

“Operator” means the operator designated under the applicable Operating Agreement.

“Parties” means Cobalt and Total and a “Party” means either of the Parties.

“Permitted Encumbrances” means:

(i)                                     the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Leases and assignments that create or reserve to the assigning Party its interests in any of the relevant property, including the Leases and assignments thereof, to the extent that such agreements, instruments and documents do not operate to reduce any net revenue interest of such Party (as set forth in Exhibit D or Exhibit E, as applicable) or increase any working interest of such Party (as set forth in Exhibit D or Exhibit E, as applicable) without a proportionate increase in the corresponding net revenue interest of such Party;

(ii)                                  preferential rights to purchase, rights of first refusal, consents to assign and similar contractual provisions, with respect to Cobalt’s Acquired Interests, that are set forth in Schedule 7.02(x) or created pursuant to a Material Contract set forth in Schedule 7.02(1) and with respect to Total’s Acquired Interests, that are set forth in Schedule 7.03(x) or created pursuant to a Material Contract set forth in Schedule 7.03(1);

(iii)                               materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business: (A) if they have not been filed pursuant to Law or if they are liens or mortgages to be released at Closing, (B) if filed, payment is being withheld as provided by Law; or (C) if they are against a Lease in which a Party owns an undivided interest and they arise pursuant to operations governed by any agreement which disclaims the existence of joint and several liability, then in such a proportion as such lien or charge encumbers interests other than the undivided interest of such Party;

(iv)                              restrictions, exceptions, reservations, conditions, limitations and other matters, if any, set forth on the final property descriptions attached to the Assignment executed pursuant to this Agreement;

(v)                                 claims, liens, charges, burdens, encumbrances, contracts, agreements, instruments, obligations, and defects or irregularities of title which in the aggregate (A) are not such as to interfere materially with the ownership, operation or use of, or materially affect the value of a Lease or (B) do not operate to reduce any net revenue interest of the assigning Party (as set forth in Exhibit D or Exhibit E, as applicable) or increase any working interest of such Party (as set forth in Exhibit D or Exhibit E, as applicable) without a proportionate increase in the corresponding net revenue interest of such Party or (C) which have been expressly waived in writing;

(vi)                              all rights to require consent by, notice to, filings with or other actions by, the United States Department of Interior or the MMS in connection with the sale or conveyance of federal oil and gas leases or interests therein or related thereto;

(vii)                           agreements for the gathering, balancing, storage, sale or transportation of hydrocarbons which can be terminated on 30 days’ notice or less;

(viii)                        the Material Contracts; and

(ix)                                any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, trust, association, or other entity.

“Petroleum Expert” means Netherland, Sewell & Associates, Inc.

“Pre-Agreement Cobalt Interests” means all of Cobalt’s rights, title and interests in, to and under or derived from all oil and gas leasehold interests that are attributable to the Leases listed in Exhibit D and all other interests of Cobalt or any of its Affiliates in any Lease other than the Cobalt Excluded Interests.

“Pre-Agreement Total Interests” means all of Total’s rights, title and interests in, to and under or derived from all oil and gas leasehold interests that are attributable to the Leases listed in Exhibit E and all other interests of Total or any of its Affiliates in any Lease other than the Total Excluded Interests.

“Racer Prospect” means Green Canyon Blocks 717, 718, 760, 761, 762, 763, 805, 806 and 807.

“Replacement Rig” has the meaning provided such term in Section 2.05.

“Rig Assignment” means an assignment to and assumption by Cobalt of the drilling rig contract applicable to the DD-1 or the Second Rig, as applicable, in the same form as the rig assignment provided to Cobalt in accordance with the second sentence of Section 2.03(a) or Section 2.04(b), as applicable.

“Second Rig” has the meaning provided such term in Section 2.04(b).

“Sonangol” means Sociedade Nacional de Combustíveis de Angola – Empresa Pública (Sonangol, E.P.), a company with its headquarters in Luanda, Republic of Angola, incorporated in accordance with Decree n° 52/76, of 9 June 1976.

“Sonangol Blocks” means those blocks depicted on Exhibit G as the “Sonangol Blocks.”

“Sonangol Consideration” has the meaning provided such term in Section 4.02(c).

“Sonangol Interest” means 25% of all of the oil and gas leasehold interests held by Cobalt or any of its Affiliates as of the Effective Date with respect to the Leases covering the Sonangol Blocks.

“Storehouse Stock Inventory Consideration” means Twelve Million Dollars ($12,000,000), which amount represents Total’s reimbursement of Cobalt’s storehouse stock inventory.

“Successful Well” has the meaning provided such term in Section 2.02(d).

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts described in clause (a) arising by reason of transferee or successor liability; and (c) any liability for the payment of any amounts of the type described in (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Partnership” has the meaning provided such term in Section 6.02(a).

“Third Party Operating Agreement” means any operating agreement with any third party to which any oil and gas leasehold interest that is attributable to a Lease owned by a Party is subject or which a Party is obligated to enter into or negotiate pursuant to the terms of an agreement that is in effect as of the Effective Date.

“Total” has the meaning set forth in the opening paragraph of this Agreement.

“Total Excluded Interests” means all of the oil and gas leasehold interests and overriding royalty interests listed on Exhibit F.

“Total’s Acquired Interests” means an undivided 40% of all of Cobalt’s rights, title and interests in, to and under or derived from the following: (i) the Pre-Agreement Cobalt Interests and the production of oil, gas or other hydrocarbon substances attributable thereto, (ii) all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having jurisdiction) to the extent they relate to the Pre-Agreement Cobalt Interests, or the production of oil, gas or other hydrocarbon substances attributable thereto and (iii) all contracts to the extent and only to the extent that they relate to the Pre-Agreement Cobalt Interests, or the production of oil, gas or other hydrocarbon substances attributable thereto; provided that with respect to the Pre-Agreement Cobalt Interests relating to Walker Ridge Block 89, the properties and interests described under the foregoing subsections (i) through (iii) shall relate to 50% of all of Cobalt’s rights, title and interests.

“Transocean” means GlobalSantaFe Drilling Company.

“Transfer” has the meaning provided such term in Section 4.02(g).

“Well Activities” means the drilling, sidetracking, coring, equipping, evaluating, logging, testing, appraising and temporary or permanent plugging and abandonment of any well and all other operations conducted on any well. For the avoidance of doubt, this term includes, without limitation, preparation for drilling, movement of a drilling rig between Obligation Wells and for the initial mobilization to the location of such drilling rig’s first applicable Obligation Well and the final demobilization of such drilling rig and restoration of the well site in accordance with applicable governmental and/or Lease requirements, except that this term shall not include any initial mobilization or final demobilization if such drilling rig (other than a drilling rig contracted by Cobalt pursuant to Section 2.05) is being mobilized from outside the Gulf of Mexico, which shall be at Total’s sole expense.

“Well Costs” means all direct and indirect costs, expenses and liabilities incurred in association with the Well Activities chargeable under the terms of the applicable Operating Agreement, including the accounting procedure contained in such Operating Agreement.

ARTICLE 2

OBLIGATION WELL PROGRAM DESCRIPTION; DRILLING COSTS AND ADDITIONAL
PAYMENTS; DRILLING RIG

2.01                           Joint Participation.   Subject to and in accordance with the terms of this Agreement, the Parties shall participate in the obligation well program, which shall consist of drilling the Obligation Wells (the “Obligation Well Program”). Absent mutual agreement to the contrary, the Obligation Wells shall be drilled in the order such wells are set forth in Exhibit A and on a continuous basis; provided that if Cobalt is not the Operator of an Obligation Well (a “Non-Operated Obligation Well”), such Non-Operated Obligation Well may be drilled out of sequence. If a Non-Operated Obligation Well is being drilled, Cobalt shall be Drill Ready and commence drilling the next Obligation Well in the order set forth on Exhibit A (the Non-Operated Obligation Well excepted). Each well in the Obligation Well Program shall be proposed and drilled in accordance with the procedures set forth in the applicable Operating Agreement, except that (i) Cobalt shall freely consult with Total and keep Total promptly informed of all material matters concerning the Obligation Well Program, but if after reasonable consultation the Parties are unable to agree on a matter related to an Obligation Well, then Cobalt, as Operator, shall have the right and authority to issue all of the AFEs and well plans (and any amendments to any such AFE) related to such Obligation Well and (ii) if the applicable Operating Agreement requires execution of an AFE, an affirmative vote or other approval for the drilling of an Obligation Well or the well plan associated with such Obligation Well, each Party shall execute such AFE (except to the extent an AFE would cause aggregate Well Costs to exceed $150,000,000 for any Obligation Well), vote their interest in favor of or give such other approval. For the avoidance of doubt, if Cobalt votes its interest in favor of or otherwise gives its approval for any AFE or well plan (including any amendments to any such AFE) related to any Non-Operated Obligation Well, then Cobalt shall direct Total and Total shall vote its interest in favor of or otherwise give its approval for such AFE or well plan (except to the extent an AFE would cause aggregate Well Costs to exceed $150,000,000 for any Obligation Well).

2.02                           Drilling Costs and Additional Payments.

(a)                                  Except as otherwise provided in this Agreement, the Parties shall pay all costs incurred in the conduct of activities and operations upon any Joint Lease as contemplated by the Operating Agreement applicable to such Joint Lease and in accordance with the terms set forth in such Operating Agreement.

(b)                                 The “Obligation Well Carry” shall initially be Three Hundred Million Dollars ($300,000,000) and shall be decreased in accordance with this Section 2.02(b) and Section 2.02(f). Out of the Obligation Well Carry Total shall pay, as and when due and in accordance with the terms of this Section 2.02(b), two-thirds (2/3) of Cobalt’s proportionate share of all Well Costs with respect to each Obligation Well (“Carried Obligation Well Costs”) until the aggregate gross Well Costs for such Obligation Well equals One Hundred Fifty Million Dollars ($150,000,000). Subject to Section 2.01, the Carried Obligation Well Costs shall be paid by Total as follows: Cobalt shall (i) notify and invoice Total for the Carried Obligation Well Costs as part of the cash call, invoicing and/or reimbursement procedures set forth in the applicable Operating Agreement (or, if Cobalt is not the Operator, Cobalt shall otherwise invoice Total for such amount and Total shall fund and pay to Cobalt such amount within the earlier of (x) fifteen (15) business days after receipt of such invoice or (y) the payment date provided for in the applicable Third Party Operating Agreement), and (ii) confirm that it has made or will make payment of its remaining one-third (1/3) proportionate share of all Well Costs and that it has complied in all material respects with all other payment obligations under the applicable Operating Agreement. Upon payment of any Carried Obligation Well Costs by Total, the Obligation Well Carry shall be reduced by the amount of such payment. If the aggregate amount of Carried Obligation Well Costs paid by Total for any Obligation Well is less than Sixty Million Dollars ($60,000,000), then, upon the earlier of (A) the release of the drilling rig from the location of such Obligation Well and (B) the commencement of a subsequent drilling activity related to such Obligation Well, the difference, if any, between Sixty Million Dollars ($60,000,000) and the aggregate amount of Carried Obligation Well Costs paid by Total for such Obligation Well shall be added to the Non-Obligation Well Carry and paid in accordance with Section 2.02(c) and such amount shall also be subtracted from the Obligation Well Carry.

(c)                                  The “Non-Obligation Well Carry” shall initially be zero and shall be increased in accordance with the last sentence of Section 2.02(b) and Section 2.02(e) and decreased in accordance with this Section 2.02(c) and Section 2.02(f). Out of the Non-Obligation Well Carry, if any, Total shall pay, as and when due and in accordance with this Section 2.02(c), two-thirds (2/3) of Cobalt’s proportionate share of (i) all Well Costs with respect to any exploratory well other than an Obligation Well to be drilled on a Joint Lease and in which Total has agreed to participate (provided that such amounts shall be payable by Total without regard to Total’s participation in such Well from and after the second anniversary of the end of the Obligation Well Program Term) or (ii) all Well Costs or other costs with respect to any drilling or other operations conducted prior to the development phase (including seismic acquisition) on any Joint Lease related to a prospect on which a Successful Well has been drilled; until, with respect to clause (i), the aggregate gross Well Costs equal One Hundred Fifty Million Dollars ($150,000,000) and with respect to clause (ii), the aggregate gross of all costs, including Well Costs and other costs, equals One Hundred Fifty Million Dollars ($150,000,000) (“Carried Non-Obligation Costs”). The Carried Non-Obligation Costs shall be paid by Total as follows: Cobalt shall (x) notify and invoice Total for the Carried Non-Obligation Costs as part of the cash call, invoicing and/or reimbursement procedures set forth in the applicable Operating Agreement (or, if Cobalt is not the Operator, Cobalt shall otherwise invoice Total for such amount and Total shall pay to Cobalt such amount within fifteen (15) business days after receipt of such invoice) and (y) confirm that it has made or will make payment of its remaining one-third (1/3) proportionate share of all Well Costs or drilling or other costs, as applicable, and that it has complied in all material respects with all other payment obligations under the applicable

Operating Agreement. Upon payment of any Carried Non-Obligation Costs by Total, the Non-Obligation Well Carry shall be reduced by the amount of such payment.

(d)                                 For the purposes of this Agreement, a “Successful Well” is a well:

(i)                                     that is an exploratory well;

(ii)                                  that is drilled on a Joint Lease (other than a Joint Lease that constituted part of the Pre-Agreement Total Interests or a Joint Lease constituting part of the Catalan Prospect or the Lynx Prospect);

(iii)                               that is drilled during the Obligation Well Program Term (other than with respect to a well drilled on the Firefox Prospect, which will be considered to have satisfied this clause (iii) even if drilled prior to beginning of the Obligation Well Program Term);

(iv)                              in which Total has a 20% or more working interest (unless such well is drilled on the Racer Prospect or Adriatic Prospect, in which case no minimum Total working interest shall be required);

(v)                                 that has logged 100 feet (true vertical thickness) of potentially moveable hydrocarbons for a Miocene objective or 250 feet (true vertical thickness) of potentially moveable hydrocarbons for a Paleogene objective; and

(vi)                              that establishes a Discovery.

For purposes of this Section 2.02(d), a “Discovery” is one petroleum accumulation, or several petroleum accumulations collectively, for which one or several exploratory wells have established through testing, sampling, and/or logging the existence of a significant quantity of potentially moveable hydrocarbons. In this context, “significant” implies that there is evidence of a sufficient quantity of petroleum to justify estimating the in-place volume demonstrated by the well(s) and for evaluating the potential for economic recovery. Estimated recoverable quantities within such a discovered (known) accumulation(s) shall initially be classified as “Contingent Resources” pending definition of projects with sufficient chance of commercial development to reclassify all, or a portion, as “Reserves.” Where in-place hydrocarbons are identified but are not considered currently recoverable, such quantities may be classified as “Discovered Unrecoverable,” if considered appropriate for resource management purposes; a portion of these quantities may become recoverable resources in the future as commercial circumstances change or technological developments occur. The two immediately preceding sentences were included herein for the sake of replicating in its entirety Section 2.1.1. “Determination of Discovery Status” of the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers, the American Association of Petroleum Geologists, the World Petroleum Council and the Society of Petroleum Evaluation Engineers.

For the avoidance of doubt, a Successful Well may be drilled by any drilling rig, including any rig contracted for by Cobalt pursuant to Section 2.05.

(e)                                  If Cobalt reasonably believes that a well may qualify as a Successful Well, then it shall promptly notify Total in writing of such belief. As soon as practicable thereafter, the Parties shall meet to review the well results and the way forward. Not later than 100 days after receipt by Total of Cobalt’s notice, Total shall notify Cobalt in writing that it either agrees or disagrees that the well is a Successful Well. If Total agrees, then the Non-Obligation Well Carry shall increase by Sixty Million Dollars ($60,000,000). If Total disagrees, it shall state in such notice its reasons for disagreeing and a member of the senior technical management team of each Party shall meet to discuss the disagreement within ten (10) days of such notification. If after such meeting, such disagreement is continuing and such disagreement does not relate to clause (v) or (vi) of the definition of “Successful Well,” then such disagreement shall immediately be resolved by the procedures set forth in Section 7.16. If such disagreement is continuing and relates to clauses (v) or (vi) of the definition of “Successful Well,” then the Petroleum Expert shall be promptly engaged to determine whether or not the well meets the definition of a “Successful Well.” The Petroleum Expert shall assume in its determination that the well meets clauses (i), (ii), (iii) and (iv) of the definition of “Successful Well” and the Petroleum Expert shall consider only whether the well satisfies clause (v) and (vi) as written. The Petroleum Expert shall make its determination within 30 days of being engaged to make such determination. The determination of the Petroleum Expert shall be binding on the Parties. Cobalt shall supply the Petroleum Expert will all relevant data (including, but not limited to, geological, geophysical, reservoir and engineering data), and Total and Cobalt shall have equal access to the Petroleum Expert and each may provide any supplemental data to the Petroleum Expert as each desires. If the Petroleum Expert determines that the well meets the definition of a “Successful Well,” then the Non-Obligation Well Carry shall increase by Sixty Million Dollars ($60,000,000) and Total shall pay the reasonable costs of the Petroleum Expert. If the Petroleum Expert determines that the well does not meet the definition of a “Successful Well,” then the Non-Obligation Well Carry shall not increase and Cobalt shall pay the reasonable costs of the Petroleum Expert. In no event shall more than three (3) wells be recognized as Successful Wells, and as a result, the Non-Obligation Well Carry may be increased in recognition of such Successful Wells by up to One Hundred Eighty Million Dollars ($180,000,000).

(f)                                    The Obligation Well Carry and the Non-Obligation Well Carry are unique to Cobalt and may not be assigned to a third party in whole or in part other than to an Affiliate, in which case the Affiliate must remain an Affiliate for at least two years. If any company whose primary business is exploration and production of oil and gas acquires (directly or indirectly through one or more Affiliates) more than 50% of the voting interests (or similar rights granting the acquiring entity power to direct the management or policies of Cobalt) in Cobalt (or any Affiliate of Cobalt to which the Obligation Well Carry or the Non-Obligation Well Carry has been assigned in whole or in part) during the first two years after the Closing Date, then (i) the Obligation Well Carry shall be reduced to zero and (ii) the Non-Obligation Well Carry, if any at such time, shall not thereafter be increased (pursuant to Section 2.02(e) or otherwise) but such Non-Obligation Well Carry may continue to be used by such successor company pursuant to Section 2.02(c). For the avoidance of doubt, if such a company acquires Cobalt after the second anniversary of the Closing Date, the Obligation Well Carry and the Non-Obligation Well Carry shall not be affected (including with respect to any possible future increases of the Non-

Obligation Well Carry pursuant to Section 2.02(e)) by such acquisition whatsoever and shall continue to apply pursuant to Section 2.02(b) and Section 2.02(c), respectively.

(g)                                 In any instance in which Total pays a portion of Cobalt’s proportionate share of Well Costs or other costs as provided for under this Section 2.02, Cobalt and Total shall each pay its remaining share of such Well Costs or other costs pursuant to the applicable Operating Agreement.

2.03                           DD-1.

(a)                                  Total shall mobilize and deliver the DD-1 to the Delivery Location by July 1, 2009 and Cobalt shall be Drill Ready by such date. Prior to the Effective Date, Total provided Cobalt with (i) the specifications of the DD-1, (ii) the rig contract applicable to the DD-1, (iii) the form of drilling rig assignment among BHP Billiton, Transocean and Total contemplated for the temporary assignment of the DD-1 to Total and (iv) the form of drilling sub-assignment agreement among Transocean, Total and Cobalt contemplated for the assignment of the DD-1 to Cobalt. At Closing, Transocean, Total and Cobalt shall execute the Rig Assignment, such assignment to be effective as of and upon delivery of the DD-1 to the Delivery Location.

(b)                                 If the DD-1 fails to be at the Delivery Location by July 1, 2009, and such failure is not caused by an event of Force Majeure and Cobalt is Drill Ready, then Total shall pay to Cobalt a Three Million Dollar ($3,000,000) monthly cost recovery payment (the “Cost Recovery Payment”). Any such payments shall be due on the 1st day of each month pro-rated for any partial month (up to and including the date on which the DD-1, the Second Rig or a Replacement Rig is delivered to the Delivery Location) during which the DD-1 is not located at the Delivery Location, with the first payment being due on August 1, 2009. This Section 2.03 (b) shall apply only to the period between July 1, 2009 and the date on which the DD-1, the Second Rig or a Replacement Rig is delivered to the Delivery Location.

(c)                                  If the DD-1, the Second Rig or a Replacement Rig is delivered to the Delivery Location by July 1, 2009 and Cobalt is not Drill Ready, other than as a result of an event of Force Majeure, then Cobalt shall pay all costs associated with such failure until Cobalt is Drill Ready.

(d)                                 Total shall use reasonable efforts to make the DD-1 available for an inspection by Cobalt.

2.04                           Second Rig.

(a)                                  Section 2.04(b), (c) and (d) shall only be applicable if the Rig Assignment applicable to the DD-1 executed pursuant to Section 2.03(a) does not cover the drilling of all of the Obligation Wells other than any Non-Operated Obligation Wells.

(b)                                 Total shall mobilize and deliver the Jack Ryan or any rig on Exhibit C (the “Second Rig”) to the Delivery Location not later than thirty (30) days after the DD-1 has been released from the last Obligation Well it is scheduled to drill. Not later than sixty (60) days prior to the expected delivery date of the Second Rig, Total shall provide Cobalt (i) the name of the Second Rig, (ii) specifications of the Second Rig, (iii) the rig contract applicable to the Second Rig and (iv) the form of drilling rig assignment contemplated for the assignment of the Second Rig to Cobalt. Not later than thirty (30) days prior to the expected delivery date of the Second Rig, the owner/contractor of the Second Rig, Total (if applicable) and Cobalt shall execute the Rig Assignment, such assignment to be effective as of and upon delivery by Total of the Second Rig to the Delivery Location and such assignment shall continue for the remainder of the Obligation Well Program Term or otherwise cover the drilling of the Obligation Wells, except for any Non-Operated Obligation Wells that have not already been drilled at the time of such delivery.

(c)                                  If the Second Rig fails to be at the Delivery Location thirty (30) days after the DD-1 has been released from the last Obligation Well it is scheduled to drill, and such failure is not caused by an event of Force Majeure and Cobalt is Drill Ready, then Total shall pay the monthly Cost Recovery Payment. Any such payments shall be due on the 1st day of each month pro-rated for any partial month (up to and including the date on which the Second Rig, a Replacement Rig or the ENSCO 8503 is delivered to the Delivery Location) during which the Second Rig is not located at the Delivery Location, with the first payment being due sixty (60) days after the DD-1 has been released from the last Obligation Well it is scheduled to drill. This Section 2.04(c) shall apply only to the period between the date that is thirty (30) days after the DD-1 has been released from the last Obligation Well it is scheduled to drill and the date on which the Second Rig, a Replacement Rig or the ENSCO 8503 is delivered to the Delivery Location.

(d)                                 Total shall use reasonable efforts to make the Second Rig available for an inspection by Cobalt.

2.05                           Replacement Rig. If the DD-1 and/or the Second Rig (if Section 2.04(b) is applicable) has not been delivered to its Delivery Location by July 1, 2009 or thirty (30) days after the DD-1 has been released from the last Obligation Well it is scheduled to drill, respectively, and it is not likely, in the reasonable opinion of either Party, to be delivered by October 1, 2009 or 120 days after the DD-1 has been released from the last Obligation Well it is scheduled to drill, respectively, because of an event of Force Majeure or otherwise, then (i) the Parties shall work in good faith with each other with respect to contracting for a replacement drilling rig and (ii) either Party shall have the option to contract for any replacement drilling rig listed in Exhibit C (a “Replacement Rig”) to drill any of the Obligation Wells.

ARTICLE 3

EXCHANGE OF ASSETS; CONDITIONS TO CLOSING; CLOSING; ADDITIONAL PAYMENT

3.01                           Exchange of Assets. Subject to and in accordance with the terms of this Agreement, on the Closing Date:

(a)                                  Total shall transfer and assign (or cause to be transferred and assigned) to Cobalt, and Cobalt shall expressly accept from Total, Cobalt’s Acquired Interests pursuant to

Assignments executed by the Parties. Such Assignments shall be made subject to (i) the Permitted Encumbrances, (ii) this Agreement and (iii) the applicable Operating Agreement.

(b)                                 Cobalt shall transfer and assign (or cause to be transferred and assigned) to Total, and Total shall expressly accept from Cobalt, Total’s Acquired Interests pursuant to Assignments executed by the Parties. Such Assignments shall be made subject to (i) the Permitted Encumbrances, (ii) this Agreement and (iii) the applicable Operating Agreement.

3.02                           Conditions to Total’s Obligations at Closing.   The obligations of Total to consummate the transactions contemplated herein shall be subject to the fulfillment or waiver by Total of each of the following conditions:

(a)                                  The representations and warranties of Cobalt contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b)                                 Cobalt shall have performed and complied with in all material respects all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  No material claims have been threatened or asserted and remain unresolved relating to the Ligurian Prospect.

(d)                                 No company whose primary business is exploration and production of oil and gas shall have acquired (directly or indirectly through one or more Affiliates) more than 50% of the voting interests (or similar rights granting the acquiring entity power to direct the activities or operations of Cobalt) in Cobalt (or any Affiliate of Cobalt to which any portion of this Agreement may have been assigned).

3.03                           Conditions to Cobalt’s Obligations at Closing.   The obligations of Cobalt to consummate the transactions contemplated herein shall be subject to the fulfillment or waiver by Cobalt of each of the following conditions:

(a)                                  The representations and warranties of Total contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b)                                 Total shall have performed and complied with in all material respects all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  No material claims have been threatened or asserted and remain unresolved relating to the Ligurian prospect.

3.04                           Closing.   The consummation of this Agreement (the “Closing”) shall take place (i) as soon as reasonably practical and before the fifth business day after the Effective Date, or (ii) on such other date as the Parties agree upon in writing. The date and time of the Closing are referred to herein as the “Closing Date.”

3.05                           Total’s Obligations at Closing.

(a)                                  At the Closing, Total shall deliver or cause to be delivered to Cobalt:

(i)                                     The Initial Amount;

(ii)                                  The Storehouse Stock Inventory Consideration;

(iii)                               Assignments, duly executed by Total, such Assignments being sufficient to assign to Cobalt Cobalt’s Acquired Interests, together with four (4) duly executed originals of MMS Form 150 for each Lease comprising the Cobalt’s Acquired Interests;

(iv)                              Four (4) duly executed originals of the MMS Designation of Operator Form for each Joint Lease not operated by a third party designating Cobalt as operator;

(v)                                 The certificate of a duly authorized officer of Total, dated the Closing Date, certifying that: (A) the representations and warranties of Total contained herein are true and correct in all material respects (and, in the case of representations and warranties that are already qualified by materiality or by the requirement of material adverse effect or similar requirement, to the same degree as so stated) as of the Effective Date with the same effect as though made at and as of the Closing Date and (B) Total has performed and complied with in all material respects all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(vi)                              The opinion of counsel to Total as to the matters set forth in Section 7.02(a) and Section 7.02(c) (other than the matters set forth in Section 7.02(c)(i));

(vii)                           The Rig Assignment contemplated by the last sentence of Section 2.03(a), duly executed by Transocean and Total; and

(viii)                        A fully executed copy of the rig assignment contemplated by Section 2.03(a)(iii).

3.06                           Cobalt’s Obligations at Closing.

(a)                                  At the Closing, Cobalt shall deliver or cause to be delivered to Total:

(i)                                     Assignments, duly executed by Cobalt, such Assignments being sufficient to assign to Total Total’s Acquired Interests, together with four (4) duly executed originals of MMS Form 150 for each Lease comprising the Total’s Acquired Interests;

(ii)                                  Four (4) duly executed originals of the MMS Designation of Operator Form for each Joint Lease not operated by a third party designating Cobalt as operator;

(iii)                               The certificate of a duly authorized officer of Cobalt, dated the Closing Date, certifying that: (A) the representations and warranties of Cobalt contained herein are true and correct in all material respects (and, in the case of representations and warranties that are already qualified by materiality or by the requirement of material adverse effect or similar requirement, to the same degree as so stated) as of the Effective Date with the same effect as though made at and as of the Closing Date and (B) Cobalt has performed and complied with in all material respects all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iv)                              The opinion of counsel to Cobalt as to the matters set forth in Section 7.03(a) and Section 7.03(c) (other than the matters set forth in Section 7.02(c)(i)); and

(v)                                 The Rig Assignment contemplated by the last sentence of Section 2.03(a), duly executed by Cobalt.

3.07                           Contractual Special Warranty.   If the Closing occurs, then effective as of the Closing Date, the assigning Party warrants Defensible Title as to and only with respect to Cobalt’s Acquired Interests or Total’s Acquired Interests, as applicable, being assigned to the other Party unto such other Party against every Person whomsoever lawfully claiming or to claim such interest or any part thereof by, through or under the assigning Party or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. No warranty of title shall be contained in the assignments delivered by the Parties pursuant to Section 3.01, Section 3.05(a)(iii) and Section 3.06(a)(i).

3.08                           Additional Payment.   On the day after the seventh anniversary of the Closing Date, Total shall pay to Cobalt One Hundred Thousand Dollars ($100,000) (the “Additional Payment”) as additional consideration under this Agreement.

ARTICLE 4

CERTAIN COVENANTS

4.01                           Prohibited Action.   Except as set forth on Schedule 4.01 and except as contemplated by this Agreement, from the Execution Date through the Closing Date, neither Party shall engage in any of the following without the prior written consent of the other Party:

(a)                                  permit or allow all or any part of the Leases related to the Pre-Agreement Cobalt Interests or the Pre-Agreement Total Interests, as applicable, to be subject to any additional Encumbrance not existing as of the Effective Date, other than Permitted Encumbrances, or sell, assign, transfer, lease or otherwise dispose of all or any part of such Leases;

(b)                                 enter into or approve any amendment to an Operating Agreement or approve the entering into or amendment to any other Material Contract;

(c)                                  except with respect to the Obligation Wells, make any cash contribution or authorize the taking or refraining of taking of any action by the Operator in connection with the Leases, except as expressly required by the terms of the Material Contracts;

(d)                                 take any action which, if the Execution Date were the same date as the Closing Date, would cause any of the warranties or representations contained herein not to be true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date;

(e)                                  except in the case of emergency and as necessary to preserve and protect life, the environment or property, issue or approve any Authority for Expenditures under any Operating Agreement in excess of One Hundred Thousand Dollars ($100,000); and

(f)                                    neither Party nor any of its representatives, Affiliates, directors, officers, employees, subsidiaries or agents will, directly or indirectly, solicit, consider, encourage or accept any other offers to acquire all or any part of the Leases related to the Pre-Agreement Cobalt Interests or the Pre-Agreement Total Interests or assist any third party in preparing or soliciting such an offer, except with respect to any preferential rights to purchase, rights of first refusal, consents to assign and similar contractual provisions.

4.02                           Required Conduct.

(a)                                  Promptly after the Effective Date, (i) Cobalt shall furnish to Total copies of all of the Leases and Material Contracts related to Total’s Acquired Interests, assignments thereof or of parts or portions thereof, delay rental receipts and any other pertinent contracts, agreements and information relating to such Leases, (in each case) in the possession or control of Cobalt, and (ii) Total shall furnish to Cobalt copies of all of the Leases and Material Contracts related to Cobalt’s Acquired Interests, assignments thereof or of parts or portions thereof, delay rental receipts and any other pertinent contracts, agreements and information relating to such Leases, (in each case) in the possession or control of Total. Each Party shall keep each other informed of all significant matters related to Total’s Acquired Interests or Cobalt’s Acquired Interests.

(b)                                 On the Effective Date, Cobalt shall invoice Total for the Storehouse Stock Inventory Consideration, and Total shall pay the Storehouse Stock Inventory Consideration to Cobalt at Closing. Upon payment, Total shall own an undivided 40% interest in Cobalt’s storehouse stock inventory as existing as of the Closing Date. For the avoidance of doubt, Total shall not thereafter be obligated to separately pay for Cobalt’s storehouse stock inventory as existing as of the Effective Date as and when it is actually used for an Obligation Well; provided that once such inventory is used as part of the Obligation Well Program, Total shall be obligated to pay for its proportionate share of any replacement inventory.

(c)                                  If Sonangol does not acquire the Sonangol Interest by the date on which the approval of a development plan with respect to any part of the Sonangol Interest occurs or if Sonangol releases Cobalt from its obligation to sell the Sonangol Interest to Sonangol in writing, then Cobalt shall (within five (5) business days) notify Total in writing of such. Not later than thirty (30) days after such notice, Total shall notify Cobalt in writing if Total elects (at its sole option) to acquire 40% of the Sonangol Interest for an amount equal to the sum of Twenty Million Sixty-Seven Thousand Dollars ($20,067,000) and 40% of the aggregate of all amounts paid by Cobalt under the Operating Agreements applicable to the Sonangol Interest as of the time of Cobalt’s notice (the “Sonangol Consideration”). Not later than five (5) business days after such election, Total shall pay Cobalt the Sonangol Consideration and Cobalt shall transfer and assign (or cause to be transferred and assigned) to Total, and Total shall expressly accept from Cobalt, an undivided 40% interest in the Sonangol Interest. Such transfer and assignment shall be made subject to (a) the Permitted Encumbrances, (b) this Agreement and (c) the applicable Operating Agreement.

(d)                                 If Cobalt has not received an assignment of the BHP/Cobalt Interest by Closing, then within five (5) business days of Cobalt receiving an assignment of the BHP/Cobalt Interest, Cobalt shall transfer and assign (or cause to be transferred and assigned) to Total and Total shall expressly accept from Cobalt an undivided 40% interest in the BHP/Cobalt Interest. Such transfer and assignment shall be made subject to (a) the Permitted Encumbrances, (b) this Agreement and (c) the applicable Operating Agreement.

(e)                                  Not later than thirty (30) days after the Closing Date, the Parties shall enter into an operating agreement in the same form as the Form JOA with respect to each Joint Lease that is not subject to a Third Party Operating Agreement, and each of the Parties shall enter into, assume and be bound by any Third Party Operating Agreement by which the interest acquired by it under this Agreement is bound.

(f)                                    The Obligation Well Program shall be conducted subject to the terms of this Agreement and the applicable Operating Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Operating Agreement, the provisions of this Agreement (excluding Exhibit B) shall prevail as between Cobalt and Total.

(g)                                 Neither Party may assign, transfer or convey by assignment, sale, farmout, exchange or otherwise (collectively, a “Transfer”) in whole or in part this Agreement, except in accordance with Section 2.02(f) and this Section 4.02(g). The foregoing notwithstanding, either Party shall be entitled to Transfer an interest in this Agreement to an Affiliate without the consent of the other Party, but the transferring Party shall remain liable for the performance of its obligations hereunder notwithstanding such transfer, and the Affiliate shall be bound by its transferor’s transfer restrictions hereunder. Notwithstanding the foregoing, if any transferee Affiliate ceases to be an Affiliate of the transferring Party within two (2) years of the Transfer to such Affiliate, then such transferred interest in this Agreement shall be immediately reassigned to the original transferring Party before the transferee Affiliate ceases to be an Affiliate of the original transferring Party. The foregoing notwithstanding, and subject to Section 2.02(f), a Change of Control shall not be deemed to be a Transfer.

(h)                                 The Parties understand and agree that the assignment of the Newfield Agreement requires the prior written consent of Newfield. Not later than five (5) business days after the Closing Date, Cobalt shall request consent from Newfield to assign a 40% interest in the Newfield Agreement to Total. If Newfield consents to such assignment, then such assignment shall be made and Total shall assume 40% of Cobalt’s obligations under the Newfield Agreement. If Newfield does not consent to such assignment, then Total shall promptly reimburse Cobalt for 40% of any expenses and costs paid by Cobalt under the Newfield Agreement on or after the Effective Date.

ARTICLE 5

TERM

5.01                           Term.   The term of this Agreement (the “Agreement Term”) shall commence on the Effective Date and shall continue until the date (i) upon which all the wells in the Obligation Well Program have been drilled and all Well Costs have been paid in full as provided in this Agreement, (ii) upon which the Obligation Well Carry and the Non-Obligation Well Carry shall have been reduced to and equal zero and (iii) upon which the Additional Payment is paid pursuant to Section 3.08, unless earlier terminated (x) by Cobalt or Total in accordance with Section 5.02 or (z) by Cobalt or Total if the Closing has not occurred within 30 days after the Effective Date (provided such Party’s failure to fulfill any obligation under this Agreement was not the cause of or resulted in the failure of the Closing to occur prior to such date).

5.02                           Event of Default.   If, during the Agreement Term, an Event of Default occurs, then the non-defaulting Party may proceed to enforce performance of this Agreement or to recover from the defaulting Party any and all damages or expenses (including reasonable attorney’s fees) sustained by reason of such Event of Default or on account of enforcement of remedies hereunder, and/or terminate the Agreement effective as of the date of such Event of Default.

5.03                           Effect of Termination.

(a)                                  Termination of the Agreement Term for any reason shall not relieve any Party of any obligation to pay for invoices received prior to termination to the extent such invoices are for properly charged items under an Operating Agreement.

(b)                                 Upon the termination of the Agreement Term, the rights and obligations of the Parties with respect to any Joint Lease shall be governed by the applicable Operating Agreement.

(c)                                  Notwithstanding the preceding, the provisions of Section 3.08, Section 5.02 and this Section 5.03 and the provisions of Articles 6 and 7 shall survive the termination of this Agreement until fully performed and the provisions of Exhibit K shall continue to apply until Exhibit K is terminated in accordance with its terms.

ARTICLE 6

RELATIONSHIP OF PARTIES; TAX MATTERS

6.01                           Relationship of the Parties.   Except as expressly set forth in Section 6.02, (i) this Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture or other relationship of partnership, or entity of any kind between the Parties and (ii) the Parties understand and agree that the liabilities of the Parties shall be several, not joint or collective, and that each Party shall be solely responsible for its own obligations.

6.02                           Tax Partnership; Tax Treatment.

(a)                                  Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the arrangement and undertakings evidenced by this Agreement, taken together, result in a partnership (the “Tax Partnership”) for purposes of federal income taxation and for purposes of certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships. For these purposes, the Parties agree to be governed by the tax partnership provisions attached as Exhibit K, which are incorporated herein and made a part of this Agreement by this reference. The Parties will not elect to exclude the Tax Partnership from the application of Subchapter K of the Code or any similar provisions of applicable state laws.

(b)                                 The Parties intend and expect that the transactions contemplated by this Agreement will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that follow federal income tax principles, as resulting in (i) the creation of a Tax Partnership in which Cobalt and Total are treated as partners, with the Tax Partnership being treated for tax purposes as (x) holding the following Joint Leases: (1) the Pre-Agreement Cobalt Interests, (2) the Pre-Agreement Total Interests, or (3) any other Joint Leases that become subject to the Non-Obligation Well Carry and (y) engaging in all activities of the Parties with respect to the Joint Leases described in the preceding clause (x), (ii) a contribution to the Tax Partnership by Total of the Pre-Agreement Total Interests and the Initial Amount, a commitment by Total to the Tax Partnership to fund the Obligation Well Carry and the Non-Obligation Well Carry in the manner described in Article 2, and a commitment by Total to the Tax Partnership to fund the Additional Payment in the manner described in Section 3.08, in exchange for an interest in the Tax Partnership, (iii) a contribution to the Tax Partnership by Cobalt of the Pre-Agreement Cobalt Interests in exchange for an interest therein and the right to receive a distribution of the Initial Amount from the Tax Partnership, which shall be subject to treatment under Section 707(a) of the Code (and its implementing Treasury Regulations) as in part a sale, and in part a contribution, of the Pre-Agreement Cobalt Interests to the Tax Partnership, (iv) in the event a Joint Lease becomes subject to the Non-Obligation Well Carry as described in clause (i)(x)(3) of this Section 6.02(b), the Parties will be treated as having contributed such Joint Lease to the Tax Partnership in proportion to their respective Percentage Interests, the fair market value of such Joint Lease will be determined by the Parties in a manner consistent with the purchase price set forth in the Purchase and Sale Agreement with respect to such Joint Lease (or, with respect to the Sonangol Interest, the value assigned to it in Section 4.02(c) of this Agreement), and the Capital Accounts of the Parties will be credited accordingly, and (v) the realization by the Tax

Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Joint Leases that are subject to the Tax Partnership, notwithstanding that such items are realized, paid or incurred by the Parties individually.

(c)                                  As more fully provided in Exhibit K, Cobalt shall prepare all tax returns required to be filed by the Tax Partnership, and shall provide each Party with such information as such Party may reasonably request with respect to operations under this Agreement for purposes of preparing such Party’s tax returns or responding to any audit or other tax proceeding.

6.03                           Responsibility for Taxes.

(a)                                  Each Party shall bear all transfer, sales, recording, notarial, gross receipts, stamp, use or similar taxes, related to or arising from the interests it acquires pursuant to this Agreement.

(b)                                 Each Party shall bear all Taxes and assessments attributable to ownership or operation of its transferred interest prior to the Closing Date, shall indemnify the other Party against all such Taxes and assessments, and shall be entitled to all deductions, credits or refunds pertaining to such Taxes and assessments, no matter when received. Subject to the allocations in Exhibit K, each Party shall bear all Taxes and assessments, including sales taxes, excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes and assessments attributable to ownership or operation of its acquired interest on and after the Closing Date and shall be entitled to all deductions, credits and refunds pertaining to such Taxes and assessments, no matter when received.

6.04                           Confidentiality.   The existence of this Agreement and the terms hereof shall be held by all Parties on a confidential basis and shall remain confidential from the Effective Date until two (2) years after the expiration of the Agreement Term; provided that nothing herein shall prevent any Party from disclosing any such information (a) to any institutional entity or its Affiliates that lend or propose to lend funds to a Party hereto, (b) upon the order of any court or administrative agency having jurisdiction over such Party, (c) upon the request or demand of any regulatory agency, stock exchange or authority having jurisdiction over such Party, (d) in connection with the exercise of any right or remedy hereunder, (e) to any independent geological, geophysical or reservoir consultants working under contract to any Party hereto, (f) to any Party’s attorneys, accountants, representatives or advisors, (g) to any Party’s direct or indirect limited partners, members, or other equity owners or potential equity owners, bona fide permitted prospective purchasers, participants or consultants or (h) to the extent necessary, to any third party operator or any working interest owners under any Third Party Operating Agreement; provided that any Person furnished information pursuant to (a), (e), (f) or (g) of this Section 6.04 agrees in writing to hold such information confidential and not to use it for such Person’s own benefit in a manner adverse to the interests of the Parties during the period the Parties are required to keep such information confidential.

ARTICLE 7
MISCELLANEOUS

7.01                           Public Announcements.   Subject to the confidentiality provisions of this Agreement (specifically Section 6.04) and the Operating Agreements, any Party shall have the right to make public announcements of the existence of this Agreement and the results of operations conducted hereunder; provided that no such announcement will be made by any Party unless the same is in writing and the form and contents thereof have been approved in writing by the other Party, which approval shall not be unreasonably withheld. Upon the Effective Date, the Parties shall make a public announcement in one of the forms attached hereto at Exhibit J.

7.02                           Total Representations.   Total represents, warrants and agrees that:

(a)                                  it is a corporation duly formed, validly existing, and in good standing under the laws of the State of its formation, and is authorized to conduct business and is in good standing in the State of Texas;

(b)                                 it is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Total is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the code and any regulations promulgated thereunder);

(c)                                  it has full power and authority to enter into this Agreement and to perform its obligations hereunder; its execution, delivery and performance of this Agreement have been duly authorized by all necessary action and no other act or proceeding on its part is necessary to authorize and consummate this Agreement or the documents, agreements and transactions contemplated hereby; such authorization, execution, delivery and performance do not violate or conflict with (i) any other material agreement or arrangement to which Total is a party or by which it or any of its properties is bound or (ii) any provision of Total’s charter, bylaws or other governing instruments of Total;

(d)                                 the authorization, execution, delivery and performance of this Agreement and transactions contemplated hereby do not (i) violate or conflict with any Law or Governmental Order or (ii) contravene, conflict with, or result in a violation or breach (with or without due notice or lapse of time or both) of any provision of, or give any Person (with or without due notice or lapse of time or both) the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract to which Total or its assets are bound;

(e)                                  this Agreement constitutes a legal, valid and binding obligation of Total, enforceable against Total in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

(f)                                    prior to entering into this Agreement, (i) it has made such investigation of Cobalt and has been furnished such information with respect to Cobalt and the proposed acquisition, exploration and development of Total’s Acquired Interests as it deems necessary to evaluate the merits and risks involved in acquiring Total’s Acquired Interests, has been advised that Cobalt (and officers and employees thereof) are available to answer questions about Total’s Acquired Interests, and has asked any questions of Cobalt (and officers and employees thereof) which it desires to ask and has received answers with respect to all such questions; (ii) it understands that the transferability of Total’s Acquired Interests hereunder is restricted as set forth in this Agreement and that it cannot expect to be able readily to liquidate its investment in case of an emergency, it may have to continue to bear the risk of holding the interest for an indefinite period, prior to the date hereof there has been no public market for such interests and it is likely that after the date hereof there will be no such market for such interests, and Cobalt is not registering, nor does it have any present intention ever to register, the interests under the Securities Act of 1933, as amended, or any state securities laws; (iii) it recognizes that Total’s Acquired Interests have been recently acquired by Cobalt and are of a speculative nature; (iv) it has consulted with its attorney and/or with such other Persons as it deemed appropriate concerning this Agreement, including its representations and warranties that are contained in this Agreement; and (v) it is acquiring Total’s Acquired Interests hereunder for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act of 1933, as amended, or any other applicable domestic or foreign securities law, and it has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization;

(g)                                 it is qualified to hold and to conduct operations as operator of Total’s Acquired Interests under all applicable Laws;

(h)                                 no material default exists in connection with the performance of Total under any of the Leases related to the Pre-Agreement Total Interests that would entitle the lessor to cancel or terminate such Lease and, to Total’s knowledge, no material default exists thereunder by any other Person a party thereto;

(i)                                     there is no action, suit, claim, litigation, investigation or proceeding pending or, to the knowledge of Total threatened, relating to any of the Pre-Agreement Total Interests or against Total or its shareholders that may materially adversely affect title to the Pre-Agreement Total Interests as of the Effective Date;

(j)                                     the Pre-Agreement Total Interests do not include any seismic or similar data where the transactions contemplated by this Agreement will trigger a payment or other transfer penalty;

(k)                                  with respect to the Pre-Agreement Total Interests, (i) there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations, (ii) no Person has any call upon, option to purchase, or similar rights with respect to the production of hydrocarbons produced from such assets, and (iii) there are no wells, equipment or other personal property included in such assets;

(1)                                  except as set forth in Schedule 7.02(1), none of the Pre-Agreement Total Interests include, or are subject to or burdened by, any Material Contract, including (i) any contract that can reasonably be expected to result in any aggregate payments or receipts of revenue by Total in excess of Five Hundred Thousand Dollars ($500,000) during the current or any subsequent year, (ii) any transportation, processing, platform or similar contract or hydrocarbon sales contract (in each case) that is not terminable without penalty on 30 days or less notice, (iii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the Effective Date, (iv) any tax partnership agreement or (v) any operating agreement.

(m)                               Total is not and, to Total’s knowledge, no other Person is in default of any Material Contract applicable to the Pre-Agreement Total Interests;

(n)                                 except as set forth in Schedule 7.02(n), Total has not entered into, and the Pre-Agreement Total Interests are not subject to, an area of mutual interest agreement or similar agreement;

(o)                                 except as set forth in Schedule 7.02(o), none of the Pre-Agreement Total Interests are subject to any depth restrictions;

(p)                                 Total is not a party to any Material Contract with any of its partners, Affiliates or their respective officers, directors, employees or consultants;

(q)                                 to Total’s knowledge, there are no abandonment liabilities in existence as of the Effective Date burdening the Pre-Agreement Total Interests;

(r)                                    neither Total nor any of its Affiliates nor any of their directors, officers or employees has employed any broker, agent, finder or investment banker or has incurred or will incur any liability for any brokerage fees, commissions, finders’ fees or similar fees to any Person for which Cobalt or any of its Affiliates may be directly or indirectly responsible in connection with the transactions contemplated by this Agreement;

(s)                                  except as set forth on Schedule 7.02(s), to Total’s knowledge the Leases related to Total’s Pre-Agreement Interests are not the subject of any Tax sharing or Tax indemnity agreements or outstanding agreement or waivers extending the period for assessment or collection of taxes or extending or waiving the application of any statute of limitation with respect thereto;

(t)                                    with respect to the Pre-Agreement Total Interests, to the knowledge of Total: (i) Total and any third party operator were in compliance, in all material respects and as of the Effective Date, with all Environmental Laws applicable to the Leases, and (ii) there are no environmental conditions or environmental, health or safety matters that could have a material adverse effect on any of the Leases related to the Pre-Agreement Total Interests or that could result in the imposition of potential liability on Cobalt;

(u)                                 Total has provided Cobalt with copies of all information, reports, correspondence and other documentation in Total’s possession pertaining to environmental conditions or environmental, health or safety matters affecting the Pre-Agreement Total Interests that could have an adverse impact on the Well Activities or any further exploration or development of the Pre-Agreement Total Interests; and, to the knowledge of Total, there are no environmental conditions or environmental, health or safety matters that could materially adversely interfere with or impair the Well Activities or any further exploration or development of the Pre-Agreement Total Interests, or that could result in the imposition of any potentially material liabilities on Cobalt;

(v)                                 in entering into this Agreement, it has relied solely on its own independent investigation, review and analysis of the Total’s Acquired Interests and Cobalt and not on any representations or warranties of Cobalt or any Affiliate of Cobalt or their respective representatives, other than the representations and warranties contained in Section 7.03;

(w)                               Total has Defensible Title to the Pre-Agreement Total Interests;

(x)                                   Schedule 7.02(x) lists all preferential rights to purchase, rights of first refusal, consents to assign and similar contractual provisions that burden the Pre-Agreement Total Interests; and

(y)                                 Total is not aware of the existence of any fact or condition with respect to Total or the Pre-Agreement Total Interests that may cause the MMS to withhold approval, to the extent MMS approval is required under applicable Law, of the transfer of the Pre-Agreement Total Interests.

7.03                           Cobalt Representations.   Cobalt represents, warrants and agrees that:

(a)                                  it is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of its formation, and is authorized to conduct business and is in good standing in the State of Texas;

(b)                                 it is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Cobalt is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the code and any regulations promulgated thereunder);

(c)                                  it has full power and authority to enter into this Agreement and to perform its obligations hereunder; its execution, delivery and performance of this Agreement have been duly authorized by all necessary action and no other act or proceeding on its part is necessary to authorize and consummate this Agreement or the documents, agreements and transactions contemplated hereby; such authorization, execution, delivery and performance do not violate or conflict with (i) any other material agreement or arrangement to which Cobalt is a party or by which it or any of its properties is bound or (ii) any provision of Cobalt’s charter, bylaws or other governing instruments of Cobalt;

(d)                                 the authorization, execution, delivery and performance of this Agreement and transactions contemplated hereby do not (i) violate or conflict with any Law or Governmental Order or (ii) contravene, conflict with, or result in a violation or breach (with or without due notice or lapse of time or both) of any provision of, or give any Person (with or without due notice or lapse of time or both) the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract to which Cobalt or its assets are bound;

(e)                                  this Agreement constitutes a legal, valid and binding obligation of Cobalt, enforceable against Cobalt in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

(f)                                    prior to entering into this Agreement, (i) it has made such investigation of Total and has been furnished such information with respect to Total and the proposed acquisition, exploration and development of Cobalt’s Acquired Interests as it deems necessary to evaluate the merits and risks involved in acquiring Cobalt’s Acquired Interests, has been advised that Total (and officers and employees thereof) are available to answer questions about Cobalt’s Acquired Interests, and has asked any questions of Total (and officers and employees thereof) which it desires to ask and has received answers with respect to all such questions; (ii) it understands that the transferability of Cobalt’s Acquired Interests hereunder is restricted as set forth in this Agreement and that it cannot expect to be able readily to liquidate its investment in case of an emergency, it may have to continue to bear the risk of holding the interest for an indefinite period, prior to the date hereof there has been no public market for such interests and it is likely that after the date hereof there will be no such market for such interests, and Total is not registering, nor does it have any present intention ever to register, the interests under the Securities Act of 1933, as amended, or any state securities laws; (iii) it recognizes that Cobalt’s Acquired Interests have been recently acquired by Total and are of a speculative nature; (iv) it has consulted with its attorney and/or with such other Persons as it deemed appropriate concerning this Agreement, including its representations and warranties that are contained in this Agreement; and (v) it is acquiring Cobalt’s Acquired Interests hereunder for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act of 1933, as amended, or any other applicable domestic or foreign securities law, and it has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization;

(g)                                 it is qualified to hold and to conduct operations as operator of Cobalt’s Acquired Interests under all applicable Laws;

(h)                                 no material default exists in connection with the performance of Cobalt under any of the Leases related to the Pre-Agreement Cobalt Interests that would entitle the lessor to cancel or terminate such Lease and, to Cobalt’s knowledge, no material default exists thereunder by any other Person a party thereto;

(i)                                     there is no action, suit, claim, litigation, investigation or proceeding pending or, to the knowledge of Cobalt threatened, relating to any of the Pre-Agreement Cobalt Interests or against Cobalt or its partners that may materially adversely affect title to the Pre-Agreement Cobalt Interests as of the Effective Date;

(j)                                     the Pre-Agreement Cobalt Interests do not include any seismic or similar data where the transactions contemplated by this Agreement will trigger a payment or other transfer penalty;

(k)                                  with respect to the Pre-Agreement Cobalt Interests, (i) there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations, (ii) no Person has any call upon, option to purchase, or similar rights with respect to the production of hydrocarbons produced from such assets, and (iii) there are no wells, equipment or other personal property included in such assets;

(1)                                  except as set forth in Schedule 7.03(1), none of the Pre-Agreement Cobalt Interests include, or are subject to or burdened by, any Material Contract, including (i) any contract that can reasonably be expected to result in any aggregate payments or receipts of revenue by Cobalt in excess of Five Hundred Thousand Dollars ($500,000) during the current or any subsequent year, (ii) transportation, processing, platform or similar contract or hydrocarbon sales contract (in each case) that is not terminable without penalty on 30 days or less notice, (iii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the Effective Date, (iv) any tax partnership agreement or (v) any operating agreement;

(m)                               Cobalt is not and, to Cobalt’s knowledge, no other Person is in default of any Material Contract applicable to the Pre-Agreement Cobalt Interests;

(n)                                 except as set forth in Schedule 7.03(n), Cobalt has not entered into, and the Pre-Agreement Cobalt Interests are not subject to, an area of mutual interest agreement or similar agreement;

(o)                                 except as set forth in Schedule 7.03(o), none of the Pre-Agreement Cobalt Interests are subject to any depth restrictions;

(p)                                 Cobalt is not a party to any Material Contract with any of its partners, Affiliates or their respective officers, directors, employees or consultants;

(q)                                 to Cobalt’s knowledge, there are no abandonment liabilities in existence as of the Effective Date burdening the Pre-Agreement Cobalt Interests;

(r)                                    neither Cobalt nor any of its Affiliates nor any of their directors, officers or employees has employed any broker, agent, finder or investment banker or has incurred or will incur any liability for any brokerage fees, commissions, finders’ fees or similar fees to any Person for which Total or any of its Affiliates may be directly or indirectly responsible in connection with the transactions contemplated by this Agreement;

(s)                                  except as set forth on Schedule 7.03(s), to Cobalt’s knowledge the Leases related to Cobalt’s Pre-Agreement Interests are not the subject of any Tax sharing or Tax indemnity agreements or outstanding agreement or waivers extending the period for assessment or collection of taxes or extending or waiving the application of any statute of limitation with respect thereto;

(t)                                    with respect to the Pre-Agreement Cobalt Interests, to the knowledge of Cobalt: (i) Cobalt and any third party operator were in compliance, in all material respects and as of the Effective Date, with all Environmental Laws applicable to the Leases, and (ii) there are no environmental conditions or environmental, health or safety matters that could have a material adverse effect on any of the Leases related to the Pre-Agreement Cobalt Interests or that could result in the imposition of potential liability on Total;

(u)                                 Cobalt has provided Total with copies of all information, reports, correspondence and other documentation in Cobalt’s possession pertaining to environmental conditions or environmental, health or safety matters affecting the Pre-Agreement Cobalt Interests that could have an adverse impact on the Well Activities or any further exploration or development of the Pre-Agreement Cobalt Interests; and, to the knowledge of Cobalt, there are no environmental conditions or environmental, health or safety matters that could materially adversely interfere with or impair the Well Activities or any further exploration or development of the Pre-Agreement Cobalt Interests, or that could result in the imposition of any potentially material liabilities on Total;

(v)                                 in entering into this Agreement, it has relied solely on its own independent investigation, review and analysis of Cobalt’s Acquired Interests and Total and not on any representations or warranties of Total or any Affiliate of Total or their respective representatives, other than the representations and warranties contained in Section 7.02;

(w)                               Cobalt has Defensible Title to the Pre-Agreement Cobalt Interests;

(x)                                   Schedule 7.03(x) lists all preferential rights to purchase, rights of first refusal, consents to assign and similar contractual provisions that burden the Pre-Agreement Cobalt Interests;

(y)                                 Cobalt is not aware of the existence of any fact or condition with respect to Cobalt or the Pre-Agreement Cobalt Interests that may cause the MMS to withhold approval, to the extent MMS approval is required under applicable Law, of the transfer of the Pre-Agreement Cobalt Interests; and

(z)                                   Schedule 7.03(z) lists all of the current partners of Cobalt.

7.04                           No Preferential Purchase or Title Representations.   Notwithstanding any provisions of this Agreement to the contrary, the Parties are not making any representation or warranty with respect to (i) any preferential right to purchase, right of first refusal, consent to assign or similar contractual provision other than the representations contained in Section 7.02(x) and Section 7.03(x) or (ii) any representation or warranty with respect to title of Cobalt’s Acquired Interests or Total’s Acquired Interests other than the representations contained in Section 7.02(w) and Section 7.03(w) and the contractual special warranty of title described in Section 3.07.

7.05                           Survival of Representations and Warranties.   The representations and warranties of Cobalt and Total shall survive for the respective periods set forth below and shall be of no further force and effect after the applicable date of expiration; except that, if written notice of a claim arising prior to the applicable date of expiration is given to the other Party by the Party in whose favor such representation and warranty was made on or before the date of expiration of the applicable representation or warranty, then the relevant representation or warranty shall survive as to such claim until the claim has been finally resolved:

(a)                                  All representations and warranties contained in Section 7.02(w) and Section 7.03(w) shall terminate upon Closing.

(b)                                 All representations and warranties relating in any way to Taxes shall survive for the applicable statute of limitations period.

(c)                                  The contractual special warranty of title described in Section 3.07 shall survive for the life of the interest.

(d)                                 All other representations and warranties shall survive for a period of one (1) year after the Closing Date.

7.06                           Assumption of Liabilities.

(a)                                  Effective from and after Closing, Total hereby expressly assumes and agrees to be bound to the extent of its interest by all contractually binding arrangements that will be binding on Total’s Acquired Interests after Closing that are listed on Schedule 7.06(a). Total agrees to enter into any specific agreements of assumption with respect to the obligations of Cobalt to be assumed by Total pursuant to this Agreement which may be required by third parties or Governmental Authorities.

(b)                                 Effective from and after Closing, Cobalt hereby expressly assumes and agrees to be bound to the extent of its interest by all contractually binding arrangements that will be binding on Cobalt’s Acquired Interests after Closing that are listed on Schedule 7.06(b). Cobalt agrees to enter into any specific agreements of assumption with respect to the obligations of Total to be assumed by Cobalt pursuant to this Agreement which may be required by third parties or Governmental Authorities.

7.07                           Notices.   All notices authorized or required between the Parties and required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be given in writing by mail, postage or charges prepaid, and addressed to the Party to whom the notice is given as follows:

(a)                                  If to Cobalt:

Cobalt International Energy, L.P.

Two Post Oak Central

1980 Post Oak Blvd., Suite 1200

Houston, Texas 77056

Attention: Lynne L. Hackedorn, Land Manager

(b)                                 If to Total:

TOTAL E&P USA, INC.

1201 Louisiana, Suite 1800

Houston, Texas 77002

Attention: Eric Bonnin, Vice President Business Development & Strategy

or to such other address within the continental limits of the United States specified by a Party giving the other Party hereto written notice in accordance with this Section. Alternatively, notice may be given by personal delivery in writing to the Parties at their respective addresses as set forth above. Notice shall be deemed given on the date of service or transmission if personally served; provided, that if such service is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next day delivery.

7.08                           Further Assurances.   Each Party hereto shall, from time to time, do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by the other Party to establish, maintain or protect the respective rights and remedies of the Parties hereto and to carry out and effect the intentions and purposes of this Agreement.

7.09                           No Waiver.   The failure of any Party hereto to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

7.10                           Waiver of Certain Damages.   Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof; provided that this Section 7.10 shall not modify Section 2.03 in any manner.

7.11                           Construction.   The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural. In the event of a conflict between this Agreement and the exhibits, this Agreement shall control.

7.12                           Entire Agreement.   This Agreement (including the exhibits to this Agreement and forms of assignment) and any applicable Operating Agreement (subject to Section 4.02(f)), which incorporates all prior understandings relating to the subject matter hereof, sets forth the entire agreement of the Parties with respect to the matters set forth herein and shall not be modified except by written instrument executed by all Parties.

7.13                           Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

7.14                           Binding Effect.   Subject to the other provisions of this Agreement and the applicable Operating Agreement, all of the terms and provisions hereof shall be binding upon and inure to the use and benefit of the Parties and their respective heirs, successors, legal representatives and assigns.

7.15                           GOVERNING LAW.   THE PROVISIONS OF THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED AND INTERPRETED ACCORDING TO FEDERAL LAWS AND LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REFER THE MATTER TO THE LAWS OF ANOTHER JURISDICTION.

7.16                           Dispute Resolution.   Any dispute, controversy or claim between the Parties arising out of or in connection with this Agreement, including but not limited to any question as to its existence, enforceability, validity, interpretation or termination, shall be resolved pursuant to the dispute resolution procedures set forth in Exhibit I.

7.17                           Disclaimer.   EACH PARTY ACKNOWLEDGES THAT NO OTHER PARTY NOR ANY AFFILIATE OF ANY OTHER PARTY HAS MADE, AND EACH PARTY ON BEHALF OF ITSELF AND ITS AFFILIATES HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH OTHER PARTY HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY OF ANY NATURE, EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO (A) ANY LEASE OTHER THAN THE SPECIAL WARRANTY OF TITLE TO BE GRANTED AS PROVIDED IN SECTION 3.07, (B) THE ACCURACY OF COST ESTIMATES CONTAINED HEREIN OR MADE IN CONNECTION HEREWITH, (C) THE HYDROCARBON POTENTIAL OF THE LEASEHOLD INTERESTS OR ANY WELL PROPOSED HEREUNDER, (D) THE ACCURACY OR QUALITY OF ANY SEISMIC DATA ACQUIRED, PROCESSED OR OTHERWISE USED HEREUNDER, (E) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF

ANY, PROBABILITY OF SUCCESS, NET ECONOMICS, RETURN ON INVESTMENT, INTERNAL RATE OF RETURN, OR PAYOUT PERIOD ATTRIBUTABLE TO THE LEASEHOLD INTERESTS OR ANY WELL PROPOSED IN CONNECTION HEREWITH OR (F) THE ACCURACY, COMPLETENESS OR QUALITY OF ANY INFORMATION, DATA, GEOLOGIC OR GEOPHYSICAL MAPS, ANALYSIS, INTERPRETATIONS, EVALUATIONS OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFOR OR HEREAFTER FURNISHED TO SUCH PARTY BY OR ON BEHALF OF ANY OTHER PARTY. Each Party agrees that, to the extent required by applicable law to be effective, the disclaimers of certain warranties contained in this Section 7.17 are “conspicuous” disclaimers for the purposes of any applicable law, rule or order. The express representations and warranties of the Parties contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

7.18                           Drafting of Agreement.   Each Party acknowledges that it and its attorneys have contributed to the drafting of this Agreement. It is expressly agreed that this Agreement shall not be construed against any Party on the basis of who drafted this Agreement or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated hereby. Each Party further acknowledges that it has been advised and represented by its own counsel in negotiating and entering into this Agreement.

7.19                           Multiple Originals.   This Agreement may be executed in multiple originals, each of which shall be deemed an original but all of which shall constitute but one Agreement.

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WITNESS, the execution hereof as of the date first set forth above.

COBALT INTERNATIONAL ENERGY, L.P.

By:	/s/ Joseph H. Bryant
Name:	Joseph H. Bryant
Title:	Chairman & CEO

TOTAL E&P USA, INC.

By:	/s/ Jean-Michel Lavergne
Name:	Jean-Michel Lavergne
Title:	President & CEO

Signature Page to
Gulf of Mexico Simultaneous Exchange Agreement